As filed with the Securities and Exchange Commission on January 16, 2002 Registration No. 333-71962

U.S. Securities and Exchange Commission
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMOND DISCOVERIES INTERNATIONAL CORP.

Delaware	1400	06-1579927

(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

119 West 23rd Street, New York. NY 10011
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

TEODOSIO V. PANGIA
PRESIDENT
119 WEST 23RD STREET, NEW YORK, NY 10011
(212) 741-8934
(NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

COPIES TO:

JEFFREY A. RINDE, ESQ.
BONDY & SCHLOSS, LLP
6 East 43rd Street, 25th Floor
New York, New York 10017
TELEPHONE (212) 661-3535
FACSIMILE (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

			Proposed
			Maximum
Title of Each Class of		Proposed Maximum	Aggregate	Amount of
Securities	Amount to be	Offering	Offering	Registration
to be Registered	Registered	Price Per Share(1)	Price	Fee

Common Stock registered on behalf of certain shareholders, par value $.001 per share	1,835,000	$0.03	$55,050	$13.76

Total			$55,050	$13.76 (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)	Fee previously paid.

Subject to Completion, Dated January 16, 2002

PROSPECTUS

DIAMOND DISCOVERIES INTERNATIONAL CORP.
A DELAWARE CORPORATION

1,835,000 shares of
common stock, $.001 par value

         The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

         Our common stock is presently not traded on any market or securities exchange.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete and any representation to the contrary is a criminal offense.

         The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Diamond Discoveries International Corp. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January     , 2002.

Prospectus Summary
The Offering
Risk Factors
Use of Proceeds
Determination of the Offering Price
Dilution
Principal and Selling Security Holders
Plan of Distribution
Legal Proceedings
Directors, Executive Officers, Promoters and Control Persons
Description of Securities
Interests of Named Experts and Counsel
Disclosure of Commission Position on Indemnification For Securities Act Liabilities
Organization Within Last Five Years
Description of Business
Management’s Discussion and Analysis of Financial Condition and Plan of Operation
Description of Property
Certain Relationships and Related Transactions.
Market for Common Equity and Related Stockholder Matters
Executive Compensation
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure
Where You Can Find More Information
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
BALANCE SHEET
STATEMENT OF OPERATIONS
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
STATEMENT OF CASH FLOWS
NOTES TO FINANCIAL STATEMENTS
PART II
ITEM 24. Indemnification of Directors and Officers
Item 25. Other Expenses of Issuance and Distribution.
Item 26. Recent Sales of Unregistered Securities
Item 27. Exhibits
ITEM 28. Undertakings
SIGNATURES
EX-5.1: OPINION OF BONDY & SCHLOSS LLP
EX-23.2: CONSENT OF J.H. COHN LLP

PROSPECTUS SUMMARY	3

THE OFFERING	3

RISK FACTORS	4

USE OF PROCEEDS	8

DETERMINATION OF OFFERING PRICE	8

DILUTION	8

PRINCIPAL AND SELLING SECURITY HOLDERS	8

PLAN OF DISTRIBUTION	10

LEGAL PROCEEDINGS	13

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13

DESCRIPTION OF SECURITIES	15

INTERESTS OF NAMED COUNSEL AND EXPERTS	15

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	16

ORGANIZATION WITHIN LAST FIVE YEARS	16

DESCRIPTION OF BUSINESS	16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION	20

DESCRIPTION OF PROPERTY	22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	25

EXECUTIVE COMPENSATION	26

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	26

WHERE YOU CAN FIND MORE INFORMATION	26

APPENDIX A	27

INDEX TO FINANCIAL STATEMENTS	F-1

FINANCIAL STATEMENTS	F-2

Prospectus Summary

         The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

         We are a Delaware corporation, incorporated under the laws of that state on April 24, 2000. We are engaged in the business of mineral exploration in Canada. Other than contracting with a third party to conduct certain exploration activities, and gather data on our behalf, we have conducted no operations to date. We do not expect to receive any revenues for at least two years; however, since we may never discover commercially exploitable reserves, we may never receive any revenues. We plan on concentrating our efforts, during at least the next two years, on such exploration and data gathering efforts. To date, no commercially exploitable mineral reserves have been found on our property, and we can provide investors with no assurance that any such reserves will be found. No part of the proceeds of this offering are going to us to fund these efforts.

         Our complete mailing address for our principal executive offices is: 119 West 23rd Street, Suite 508, New York, New York 10011. Our telephone number for our principal executive offices is: (212) 741-8934.

The Offering

Securities Being Offered	Up to 1,835,000 shares of common stock.

Offering Price	We will not determine the offering price. The offering price will be determined by market factors and the independent decisions of the selling shareholders.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude when all of the 1,835,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Securities Issued And to be Issued	There are 17,000,000 shares of our common stock issued and outstanding as of the date of this prospectus. Existing shareholders will sell all of the shares of our common stock to be sold under this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors

         The following section discusses certain risks associated with making an investment in our common stock being offered hereby. You should read this section very carefully before making any investment.

Operations — New Entity/Startup Entity

We have no history running our mineral exploration business, upon which investors may evaluate our performance.

         We are engaged in the exploration stage of our business. We have not engaged in any substantive business operations to date. More particularly, we have not engaged in any mining operations. We have only engaged in exploratory activities, feasibility studies and the establishment of initial exploration plans. Thus, we have no way to evaluate the likelihood that we will be able to operate our business successfully. You should consider our business future based on the risks associated with our early stage, and lack of experience.

We expect to face many of the typical challenges of a startup business.

         A startup business like ours faces a number of challenges. For example, engaging the services of qualified support personnel and related consultants and other experts is very important in the mineral exploration business, and there is keen competition for the services of these experts, consultants, and support personnel. Equally important in the mineral exploration business is establishing initial exploration plans for mining prospects, and analyzing relevant information efficiently. Establishing and maintaining budgets and appropriate financial controls is also very important to a startup business. We expect to incur substantial operating losses for the foreseeable future, as well. The failure to address one or more of these activities, or curb operating losses, may impair our ability to carry out our business plan.

Operations — Mineral Exploration Activities

Mineral exploration has many inherent risks of operations which may prevent ultimate success.

         Mineral exploration has significant risks. Mineral exploration companies (like us) are dependent on locating mineral reserves on the properties over which it has mineral permits, and are also dependent on the skillful management of minerals, when and if found or located on these properties. These minerals, when found in deposits and mineralizations, can vary substantially in a prospect, rendering what was initially believed to be a profitable deposit into one of little or no value. Unforeseen changes in regulations, the value of minerals, environmental regulations, mining technology, site conditions, and/or labor conditions can all have a negative impact on our operations, and each may impair our ability to carry out our business plan.

Our business future is dependent on finding mineral deposits with sufficient mineralization and grade.

         Our business model depends on locating prospects with a sufficient amount of mineralization to justify surface and drilling sampling. No assurance can be given that our specific exploration target areas will be valuable in locating mineralizations. Even if initial mineralization reports are positive, subsequent activities may determine that deposits are not commercially viable. Thus, at any stage in the exploration process, we may determine that there is no business reason to continue and, at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our business.

We have no known mineral reserves, and if we cannot find any, we will have to cease operations.

         We have no mineral reserves. If we do not find a mineral reserve containing diamonds, or if we cannot develop any diamond-bearing mineral reserve, either because we do not have the money to effect such a development, or because it will not be economically feasible to do it, we will have to cease operations, and you may lose your entire investment.

We are relying on geological reports to locate potential mineral deposits, which may be inaccurate.

         We rely on geological reports to determine which of the properties, for which we have mineral permits, to explore. There is no sure method of verifying the care and manner used to prepare these reports without further verification on our part, or on our agents’ part. Verification of reports is expected to be costly, and may take a considerable period of time. Verification could result in our rejecting a potential mineral prospect; however, we will have borne the expense of this verification with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mining prospects could result in significant unrecoverable expenses. Mineral deposits initially thought to be valuable may, in fact, turn out to be of little value. Therefore, it is possible that investment funds will have been used, with no value having been achieved from the operations based on the reports.

Regulatory compliance in the mineral exploration business is complex, and the failure to meet all of the various requirements could result in fines, or other limitations on the proposed business.

         Our mineral exploration activities will be subject to regulation by numerous governmental authorities. We are subject to environmental regulations under the Environmental Act (Quebec), the Mining Act (Quebec), and the Forest Act (Quebec). The failure to comply fully with these or any other governmental regulations will adversely affect our ability to explore for economic mineralization, and our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with (or, conversely, the failure to so comply with) applicable regulations will affect our ability to succeed in our business plans and to generate revenues and profits.

Mineral exploration is a hazardous business, which entails risks for liability and/or damages.

         The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure against, or against which we may not elect to insure. We do not currently carry any insurance to protect against the potential liability of such hazards. The payment of any liabilities attributed to us may have a material adverse effect on our financial position and may cause us to cease operations.

Competition may develop, which will be better able to locate and explore mineral resources in a quicker and more cost efficient manner than we can.

         It is our belief that there are a significant number of companies that could command greater resources than those available to us, to locate and explore mineral resources. These companies may be able to reach production stages sooner than we can, and obtain a share of the market for mineral products before we can.

Because our management has only limited experience in mineral exploration, we have a higher risk of failure.

         Our management has only limited experience in mineral exploration. As a result of this limited experience, there is a higher risk of our being unable to complete our business plan in the exploration of our mineral property.

Capital Issues

We do not currently have sufficient capital to engage in exploration activities.

         The cost of our planned exploration activities is approximately $1,000,000 to $1,200,000. As of the date of this offering, we do not have sufficient capital to engage in exploration activities, and no sources for financing other than offerings similar to this one, from which we are receiving none of the proceeds. The extent to which we will be able to implement our exploration for minerals will be determined by our ability to engage in other offerings of equity securities and/or debt securities. Without additional capital, we will have to either curtail our business plan, or abandon it altogether.

We do not have any identified sources of additional capital, the absence of which may prevent us from continuing our operations.

         We do not, presently, have any arrangements with any investment banking firms or institutional lenders. Because we will need additional capital, we will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, we will have to either curtail our business plan, or abandon it altogether.

Capital Issues — Market for Stock

Future sales of shares by our current stockholders could adversely affect the market price of our common stock.

         As of the date of this prospectus, we had 17,000,000 shares of our common stock outstanding, all of which are currently restricted shares. After completion of this offering, there will be 1,835,000 shares of our common stock available to be sold without a legend. In addition, the majority of our outstanding shares have been held for a period greater than one year and, in the future, may also be sold pursuant to Rule 144 under the Securities Act of 1933. You should be made aware that the possibility of sales may have a depressive effect on the price of our common stock in any market which may develop, and, therefore, the ability of any investor to market his shares may depend on the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

There has been no prior market for our common stock, and there can be no assurance that a public market will develop for our common stock.

         There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely, and may trade at prices significantly below the offering price. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade. In addition, market prices can be impacted by forces beyond our control, such as general economic or political conditions, currency fluctuations or interest rates.

         Our common stock does not, at the present time, trade on any market. This makes it difficult for investors to sell any common stock they purchase. While we eventually plan to take action so that our common stock will trade on the “Over-the-Counter Bulletin Board,” which is operated by NASDAQ, no assurance can be given that we will make such an application, or that such an application will be successful. Because the OTCBB is a broker-driven market, before our stock may be listed and quoted, brokers must apply for it to be listed, and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can, additionally, be no assurance that a market will develop for our common stock.

Investors may not be able to resell the shares acquired in the offering in the public markets.

         Our shares will be defined as “penny stocks” under the relevant regulations promulgated under the Securities Exchange Act of 1934. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain types of “accredited investors.” For transactions covered by these regulations, a broker-dealer must make a suitability determination for each purchaser, and receive a purchaser’s written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock, and may affect the investor’s ability to resell any shares purchased in this offering. (See page 12 of this prospectus for a more complete description of the penny-stock rules.)

Corporate Governance Risks

Our officers and directors will devote approximately one-third of their time to our operations.

         Our officers and directors have other interests. Because of these other interests, each will be devoting only one-third of their time to our operations, which could have a negative impact on the efficiency of our operations.

Our directors and officers will have substantial ability to control our business direction.

         Because our directors and officers own, directly and indirectly, 51.18% of our common stock, they are in a position to control, or, at the least, influence the election of our directors. Therefore, they are able to influence our business operation.

Forward Looking Statements

         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend, and similar expressions to identify such forward-looking statements. You should place limited reliance on these forward-looking statements. Our actual results are likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us that are described in this Risk Factors section, and elsewhere in this prospectus.

Use of Proceeds

         We will not receive any proceeds from the sale of common stock offered through this prospectus by the selling shareholders.

Determination of the Offering Price

         We will not be determining the offering price of the common stock being offered pursuant to this prospectus. The offering price will be determined by market factors and the independent decisions of the selling shareholders.

Dilution

         The common stock to be sold by the selling shareholders, which is all of the common stock being offered pursuant to this prospectus, is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Principal and Selling Security Holders

         The shares of common stock may be offered and sold from time to time by the shareholders or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholders. Except as otherwise provided, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with Diamond Discoveries or any of its predecessors or affiliates. Because some of the selling shareholders may offer all or some portion of the shares pursuant to this prospectus, no estimate can be given as to the number of shares of common stock which will be held by the selling shareholders upon termination of any such sales.

         The selling shareholders that are named in this prospectus are offering the 1,835,000 shares of common stock offered through this prospectus.

         In addition to founders shares, and shares issued to Messrs. Ferderber and Hawkins in consideration for the acquisition of the exploration permits referred to in “Description of Business,” the shares included in this prospectus include shares purchased by Mr. Louis Lilling pursuant to Rule 504 of Regulation D of the Securities Act and some which have been subsequently sold by Mr. Lilling through private sale transactions.

         The following tables list all the selling shareholders and also provides, as of the date of this prospectus, information concerning the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Both Management and the 5% holders are selling stockholders as well. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Management and 5% Holders

	Amount of Beneficial			Shares of Common Stock	Shares of Common Stock
	Ownership Prior to			Being Offered Pursuant	Beneficially Owned After
Name and Address(1)	This Offering(2)			to This Prospectus	This Offering

	Number		Percent		Number	Percent

Teodosio V. Pangia President, CEO and Director	8,425,000	(3)	49.56%	842,500	7,582,500	50%

Thomas Franzone Secretary	275,000		1.6%	27,500	247,500	1.63%

Directors and Officers as a Group	8,700,000		51.18%	870,000	7,830,000	51.63%

TVP Capital Corp.(4)	3,475,000		20.44%	347,500	3,127,500	20.62%

Stanley G. Hawkins c/o Tandem Resources, Ltd. 111 Richmond Street West Suite 402 Toronto, Ontario, Canada M5H 2G4	1,000,000	(5)	5.88%	100,000	900,000	5.93%

Peter Ferderber c/o Prospecting Geophysics, Ltd. 114 Rue Villeneuve Val-D’or, Quebec, Canada J9P-3L7	1,000,000	(5)	5.88%	100,000	900,000	5.93%

Louis Lilling 142 Wycoff Way West East Brunswick, NJ 08818	1,725,000	(6)	10.15%	172,500	1,552,500	10.24%

Toscana Group(7) 76 Cliff Road Belle Terre, NY 11777	1,000,000		5.88%	100,000	900,000	5.93%

Gaye Knowles Management International Building East Bay Street P.O.N.-8188 Nassau, The Bahamas	1,000,000	(8)	5.88%	100,000	900,000	5.93%

(1)	Unless otherwise indicated, the beneficial owner’s address is the same as the Company’s principal office.

(2)	Percentages calculated on the basis of the amount of outstanding shares plus, for each person, any shares that person has the right to acquire within 60 days pursuant to options or other rights.

(3)	Includes an aggregate of 4,950,000 shares held Altea Investments, Ltd., Gata Investments, Ltd., Bekeman Investments, Ltd., SD Investments, Ltd., Baychester Investments Ltd., and Aester Investments Holdings Limited, companies beneficially owned and/or controlled (directly or indirectly) by Mr. Pangia, and 3,475,000 shares held by TVP Capital Corp. See footnote (4) below.

(4)	Teodosio V. Pangia is the sole officer, director and shareholder of TVP Capital Corp.

(5)	Shares have been beneficially owned as of September 12, 2000.

(6)	Shares have been beneficially owned as of May 20, 2000.

(7)	William Hayde, the President of Toscana Group is an affiliate of a member firm of the National Association of Securities Dealers, Inc. These shares have been beneficially owned as of March 19, 2001.

(8)	Includes shares owned by Lynx Enterprises, Inc. and Rival Enterprises, Inc., companies beneficially owned and/or controlled (directly or indirectly) by Mr. Knowles.

Selling Stockholders

			Shares of Common	Shares of Common
	Amount of Beneficial		Stock Being	Stock Beneficially
	Ownership Prior		Offered Pursuant	Owned After
Name of Beneficial Owner	to this Offering		to this Prospectus	this Offering

	Number	Percent	Number	Number	Percent

S D Investments Limited(1)	825,000	4.85%	82,500	742,500	4.89%

Tunku Mudzaffa bin Tunku Mustapha	250,000	1.47%	25,000	225,000	1.48%

Vasiliki Kalantzakos	100,000	*	10,000	90,000	*

Spartan Investments(2)	300,000	1.76%	30,000	270,000	1.78%

Aester Investment Holdings Limited(1)	825,000	4.85%	82,500	742,500	4.89%

Lynx Enterprises, Inc.(3)	500,000	2.94%	50,000	450,000	2.96%

Rival Enterprises, Inc.(3)	500,000	2.94%	50,000	450,000	2.96%

1381037 Ontario Inc.(4)	825,000	4.85%	82,500	742,500	4.89%

Bekeman Investments Ltd.(1)	825,000	4.85%	82,500	742,500	4.89%

Altea Investments Limited(1)	825,000	4.85%	82,500	742,500	4.89%

Gata Investments Limited(1)	825,000	4.85%	82,500	742,500	4.89%

Baychester Investments Ltd.(1)	825,000	4.85%	82,500	742,500	4.89%

Romeo DiBattista	250,000	1.47%	25,000	225,000	1.48%

Enviro Technical Products Ltd.(5)	200,000	1.18%	20,000	180,000	1.19%

Elwin Smith d/b/a The Elwes Group	500,000	2.94%	50,000	450,000	2.96%

Bondy & Schloss LLP	150,000	*	150,000	0	0

*	Less than 1%

(1)	Company is beneficially owned and/or controlled directly or indirectly by Mr. Ted Pangia.

(2)	Vasiliki Kolantzakos holds the voting power over the shares of Spartan Investments.

(3)	Mr. Gaye Knowles holds the voting power over the shares of Lynx Enterprises, Inc. and Rival Enterprises, Inc.

(4)	Mr. John Pellegrino holds the voting power over the shares of 1381037 Ontario, Inc.

(5)	Mr. Claude Taillefer holds the voting power over the shares of Enviro Technical Products Ltd.

Plan of Distribution

         The shares offered by this prospectus on behalf of the selling stockholders, who consist of the persons identified as offering shares under “Principal and Selling Security Holders” above and those persons’ pledgees, donees, transferees or other successors in interest, may be sold from time to time by the selling stockholders. The selling stockholders may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers which participate in the distribution may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

         If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:

•	the name of each of the participating broker-dealer,

•	the number of shares involved,

•	the price at which the shares were sold,

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	any other facts material to the transaction.

         The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

         We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

         We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Penny Stock Regulation. Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

(1)	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(2)	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

(3)	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

(4)	a toll-free telephone number for inquiries on disciplinary actions;

(5)	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(6)	such other information and in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Legal Proceedings

         There are no legal proceedings pending or threatened against us.

Directors, Executive Officers, Promoters and Control Persons

Name	Age	Company Position

Teodosio V. Pangia	42	Chairman/CEO

Thomas Franzone	44	Secretary/Director

Peter Ferderber	73	Consultant

Stanley G. Hawkins	69	Advisor

Teodosio V. Pangia

         Mr. Pangia has been Chairman, CEO and a Director of the Company since our formation in April 2000. He is the Chairman of TVP Capital Corp., a U.S. based venture capital company which he founded in April 2000 and which has provided consulting services to the Company since April 2000. Since July 2000, Mr. Pangia has been a Director and Chief Executive Officer of Enviro Industrial Technologies, Inc., a mineral processing company. From June 1997 to present, Mr. Pangia has been President of Tyler Dylan Corp., an Ontario, Canada based investment company. Mr. Pangia is the only employee of Tyler Dylan Corp. From June 1997 to July 1999, Mr. Pangia was a co-founder and consultant of Environmental Solutions Worldwide, a company with five employees that is involved in the research and development of new products for the environmental sector, with an emphasis on catalytic emission control products. From 1995 through 1997, Mr. Pangia was Director and Chief Executive Officer of Ecology Pure Air International, a Canadian company with five employees engaged in developing an automobile fuel catalyst. From 1992-1995, Mr. Pangia was a Director and Chief Executive Officer of EPA Enterprises, a Canadian company with five employees engaged in developing pre-combustion fuel technology. In 1997, a petition in bankruptcy was brought against Mr. Pangia in the Ontario Court of Justice. That petition, and a related order, were dismissed. Mr. Pangia anticipates spending approximately one-third of his professional time on the business of the Company.

Thomas Franzone

         Mr. Franzone is a director and the secretary and principal accounting officer of our Company. He has been the President of Enviro Industrial Technologies, Inc., a mineral processing company with two employees, since its formation in April 2000. From 1998 until he joined Enviro Industrial Technologies, Inc., he was the President and sole employee of Franzone Consulting Corp. located in New York City, a business and accounting consultant company. From 1996 to 1999 Mr. Franzone held the position of controller at Direct Approach Marketing, a direct marketing company with twenty-two employees. He came to Direct Approach Marketing after spending a year at Patient Education Media Time Life Medical, a company that employed seventy people and produced medical information videos, where he held the position of Accounting Manager. From November 1989 to 1995 he worked as Controller for Empire Diamond Corp. a company with ten employees that bought and sold estate jewelry. Mr. Franzone anticipates spending approximately one-third of his professional time on the business of the Company.

Peter Ferderber

         Mr. Ferderber is not an employee of ours but has been included here because we will rely heavily on his services and expertise. He is a consultant to the Company. He has been involved in mining exploration for over forty years. He has been the President of Prospecting Geophysics Ltd., a mining geophysics company located in Quebec, Canada, since 1955 and was awarded the “Prospector of the Year,” the Prospectors and Developers Association award for Canada and the Province of Quebec in 1979.

Stanley G. Hawkins

         Mr. Hawkins is not an employee of ours but has been included here because we will rely heavily on his services and expertise. He is an advisor to the Company in the area of mineral exploration. Since 1995, he has been the President of Tandem Resources Ltd., a Canadian Company listed on the Montreal Stock Exchange (TDM-ME), involved in managing mining explorations. Mr. Hawkins holds a degree in Engineering: Mining from the University of Toronto.

Conflicts of Interest

         Our management has other financial and business interests to which a significant amount of time is devoted which may pose conflicts of interest with regard to allocation of their time and efforts. Teodosio Pangia, our president, director and CEO is also the sole principal of TVP Capital Corp., a Delaware corporation and holder of 20.44% of our common stock and beneficially owns and/or controls, either directly or indirectly, six companies, Altea Investments, Ltd., Gata Investments, Ltd., Baychester Investments, Ltd., Bekeman Investments, Ltd., Aester Investment Holdings Limited and S D Investments, Ltd., which in the aggregate hold 4,950,000 shares or 29.12% of our shares of common stock. There can be no assurance that management will resolve all conflicts of interest in favor of Diamond Discoveries. Failure of management to conduct Diamond Discoveries’ business in its best interest may result in liability of the management to Diamond Discoveries.

Description of Securities

Common Stock

         Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.001 of which 17,000,000 are issued and outstanding on January 15, 2002. All outstanding shares of common stock are fully paid and non-assessable. Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting is not authorized by the Articles of Incorporation.

         Holders of our common stock are entitled to dividends in the discretion of the Board of Directors and payment thereof will depend upon, among other things, our earnings, our capital requirements and our overall financial condition. We have not paid any cash dividends on our common stock since inception and intend to follow a policy of retaining any earnings to finance the growth of our business. Accordingly, we do not anticipate the payment of cash dividends in the foreseeable future.

Preferred Stock

         We are authorized to issue 20,000,000 shares of preferred stock, par value $.001 per share, none of which has been issued as of January 15, 2002.

Shares Eligible for Future Sale

         We have 17,000,000 shares of common stock outstanding, all of which are considered “restricted securities” and in the future, may be sold only in compliance with Rule 144 or in an exempt transaction under the Securities Act of 1933, as amended, (the “Act”) unless registered under the Act (the “Restricted Shares”).

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, a person, including an affiliate of us (or persons whose shares are aggregated), who has owned the Restricted Shares of common stock beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on a national quotation system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of us for at least the three months preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

Interests of Named Counsel

         Bondy & Schloss LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Bondy & Schloss LLP currently owns 150,000 shares of our common stock all of which are included in this prospectus.

Experts

         The financial statements included in this prospectus and the registration statement have been audited by J. H. Cohn LLP, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure of Commission Position on Indemnification For
Securities Act Liabilities

         Article Ten of our Certificate of Incorporation provides, among other things, that the Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Article IX of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the full extent permitted by applicable law as it presently exists or may hereafter be amended.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization Within Last Five Years

         We were incorporated on April 24, 2000 under the laws of the State of Delaware. On that date, the following individuals were elected as directors and executive officers: Teodosio V. Pangia and director, Thomas Franzone.

Description of Business

         We are a exploration stage company that is engaged in the acquisition and exploration of mineral properties. Our initial focus is in the area of the Torngat fields located in the province of Quebec in Canada.

         On September 12, 2000, we entered into an Acquisition Agreement with Messrs. Peter Ferderber and Stanley G. Hawkins, and Tandem Resources Ltd., a Canadian mineral exploration company of which

Mr. Hawkins is the President. Pursuant to such Agreement, we acquired certain mineral exploration permits covering an area of approximately 469.05 square kilometers in the Torngat fields, which are located on the east coast of Ungava Bay, in the northwestern part of Quebec. The Torngat fields are one of four fields in Quebec that contain diamondiferous kimberlite formations. The Torngat fields are composed of a central plateau about 400 meters above sea level, and are broken by steep-sided gorges and fjords along the coast. The largest of these features, Alluviaq Fjord, bisects the property covered by the permits. Several dykes in the area are well exposed sub-vertical features in the Alluviaq Fjord, and display horizontal and vertical continuity. These traits result from rock being pushed up from below the surface, into a vertical position against other horizontal rocks. Geologists usually identify these rock formations as strong targets for the presence of diamonds.

         The consideration paid under the Acquisition Agreement was 1,000,000 shares of our common stock to each of Messrs. Ferderber and Hawkins, and the payment of $Cdn35,000 to Mr. Hawkins and $Cdn25,000 to Mr. Ferderber. We also assigned to Messrs. Ferderber and Hawkins a one per cent (1%) interest in the “Net Smelter Returns” of the property, one half of which is payable over the first $Cdn50 million in revenues from the property. (Net Smelter Returns are determined by the net amount of money received from the sale of ore, or ore concentrates or other products from a property to a smelter or other ore buyer.) Once Messrs. Ferderber and Hawkins have received $Cdn10 million from these Net Smelter Returns, their interest terminates. Tandem Resources Ltd. received an option to purchase 40% of the mineral rights on the properties. This option is conditioned on a number of events occurring, which are:

(1)	The expenditure by us of $Cdn5 million on exploration of the property;

(2)	Tandem paying us $Cdn2 million; and

(3)	Tandem and us entering into a joint venture agreement to operate the property, within 60 days of a demonstration by us of the expenditure of $Cdn5 million on exploration of the property.

         In addition, we will have twenty-one (21) days from the date we notify Tandem that we have made the $Cdn5 million exploration expenditure, to negotiate a financing agreement with Tandem to provide Tandem with the $Cdn2 million required to exercise the option. Should no agreement be reached in such 21-day period, our right to provide this financing shall expire.

         Based upon an analysis of samples taken from these properties, we believe that the properties for which we have exploration permits contain kimberlite. Kimberlite is a type of igneous rock that occasionally contains tiny to extremely tiny diamonds, and on very rare occasions contains industrial or gem quality diamonds. Certain samples taken from our properties have contained micro diamonds.

         Prospecting Geophysics Ltd., a Quebec-based firm of which Mr. Ferderber is President, has provided us with a Progress Report, dated August 29, 2000, which discusses these samples, which they had collected. Prospecting Geophysics Ltd. has been contracted to conduct further surveys and exploration on this property.

         Mr. Ferderber is the record owner of the property covered by the permits, which he has transferred to us. He had originally executed an agreement, as of June 20, 2000, transferring the right to explore the properties covered by the permits to us. This June 20, 2000 agreement was subsequently incorporated into the Acquisition Agreement discussed above. We have received an opinion of Lavery, de Billy, a firm of barristers and solicitors of Montreal, Canada, dated July 10, 2000, that Mr. Ferderber is the record owners of the permits under the Mining Act (Quebec), and that the permits are in good standing as of June 21, 2000. The opinion further states that at the date of examination, there were no liens, charges or encumbrances registered against any of the permits. The opinion disclaimed any physical verification of the location of the properties covered by the permits, and states that no survey of the area covered by the permits was conducted.

         The permits expire at dates ranging from October 17, 2004 to March 30, 2005. These permits, once expired, may be renewed for an additional five years at an annual license fee of $Cdn75 per square kilometer.

         We intend, in conjunction with Messrs. Ferderber and Hawkins (and their affiliated entities) to explore the properties from early-stage exploration through completion of the exploration phase. Prospecting Geophysics Ltd. will perform all exploration activities. We will be paying, pursuant to an agreement with Prospecting Geophysics Ltd., an hourly rate to Mr. Ferderber and his staff for their services, as well as reimbursement for expenses, including equipment, transportation, lodging and meals.

         Prospecting Geophysics Ltd. will commission crews of workers who will gather samples of rock from the properties, and transport the samples to a facility where they can be tested from properties which tend to indicate the presence of diamonds. We have established camp sites for the workers at the location of the properties, in order to decrease the costs of lodging. In addition, we plan to use commercial supply boats, rather than commissioning private boats, to transport the rock samples. Because the properties are only accessible by air, we plan to rent helicopters as well as fixed wing aircraft known as “beavers” to transport workers and samples to and from the properties.

         Due to extremely cold temperatures and snow accumulation caused by the inclement weather in the region during the period from, approximately, November to March, there can be no exploration on the properties covered by the permits during these months.

         Prospecting Geophysics Ltd. also identifies specific exploration targets in kimberlite dykes by examining maps of the area, and by using an airborne magnetometer. From the air, this magnetometer detects magnetic properties in the rock below. The data so gathered can be analyzed and used to focus the gathering process on areas of higher magnetism. Some underground sites can be located using certain geochemistry tests.

         Thus far we have begun early stage exploration activities, and have gathered samples from one property for analysis. An exploration team of eight men gathered samples and data at this property. The samples are taken from dykes or “pipes” containing kimberlite. These samples were analyzed by Lakefield Research Limited, of Ontario, an independent laboratory, which uses caustic dissolution to extract the diamonds from the samples. This laboratory issued reports dated September 26 and September 27, 2000, on two samples, one of which indicates that out of a 24.65 kilogram sample, two diamonds were found weighing 0.015 carats in the aggregate. The second sample of 30.22 kilograms yielded eight diamonds, with a total weight of 0.001 carats.

         During the second phase of our exploration stage, we, through Prospecting Geophysics Ltd., plan to find the extent of the kimberlite dykes that were located in phase one, and to gather larger mini-bulk and bulk samples. These next samples are expected to be up to 7,000 pounds. This should enable the Company to test for larger, and potentially more marketable diamonds which may, or may not, exist in the kimberlite dykes. There is, of course, a substantial risk that we will not find such diamonds.

Prospecting Geophysics Ltd. will, at the same time, be attempting to locate additional kimberlite dykes and pipes, and sample them as well. The second stage exploration tasks began in April of 2001, after the weather in northwestern Quebec allowed for exploration activities.

         Prior to any decision to develop the properties, a diamond deposit must be assessed to determine the total tonnage of diamond bearing material, the average grade of the rock, the estimated size distribution of the diamonds in the deposit, and the average value, per carat, of the diamonds. Gathering this data usually takes, as noted above, at least two years. At the time, we will decide whether, and, if so, how, to proceed. We may seek either a joint venture partner or a senior partner that will undertake the exploration of the properties. It must be noted that there is a substantial risk that no commercially viable diamond deposit will be found, and if that is the case, we are likely to have difficulty finding any partners to undertake further exploration.

         Additionally, on March 27, 2001 the Gem Trade Laboratory of the Gemological Institute of America (“G.I.A.”), an independent laboratory, issued a report in which they analyzed “random samples” of numerous transparent pink crystal fragments that were obtained from the property covered by our permits known as D.D.I #1 (See map at Appendix A on page 27 of this prospectus) in October 2000, by our agent Prospecting Geophysics Ltd. The conclusion of the report was that the samples that ranged in size from approximately 0.40 to 0.70 MM consisted of natural corundum. Corundum is the hardest mineral after diamond. The samples obtained from the property covered by our permit were transparent pink suggesting that they consist of the “ruby” gem. A ruby is a red variety of the mineral corundum. We expect to continue to collect additional samples of this mineral during the 2002 exploration season.

         We do not have any full time employees at the present time. We have two part time employees, Mr. Teodosio V. Pangia, and Mr. Thomas Franzone, both of whom are executive officers. We have entered into a prospecting and survey agreement with Prospecting Geophysics Ltd. to act as an on-site project manager; they have four full time employees, and contract with other personnel on an as-needed basis.

         At the present time, we do not hold any interest in a mineral property that is in production. Our viability and potential success lie in our ability to successfully explore, exploit and generate revenue from our properties. There can be no assurance that such revenues will be obtained. The exploration of mineral deposits involves significant risks over a long period of time, which even a combination of careful evaluations, experience and knowledge may not eliminate. It is impossible to ensure that the current or proposed exploration programs on the exploration permits will be profitable or successful. Our inability to locate a viable diamond deposit on our properties could result in a total loss of our business. We believe that the typical cost to locate a diamond deposit can range from $US 5-10 million.

         Our exploration operations are subject to all of the hazards and risks normally incident to exploration of this type, any of which could result to damage to life or property, environmental damage, and possible legal liability for any or all damages. Our activities may be subject to prolonged disruptions due to weather conditions surrounding the location of properties over which we have permits. Difficulties, such as an unusual or unexpected rock formation encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and data, and could delay our exploration program. While we may obtain insurance against certain risks in such amounts as we deem adequate, the nature of these risks are such that liabilities could exceed policy limits or be excluded from coverage. We do not currently carry insurance to protect against these risks and there is no assurance that we will obtain such insurance in the future. There are also risks against which we cannot, or may not elect to, insure. The potential costs which could be associated with any liabilities not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our final position, future earnings, and/or competitive position.

         The mineral exploration business is competitive in all of its phases. We expect to compete with numerous other exploration companies and individuals, including competitors with greater financial, technical and other resources than us, for the resources required for exploration. The greater resources of other entities will likely position these competitors to conduct exploration within a shorter time frame than we can, giving them a market advantage.

         Our operations require licenses and permits from various governmental authorities. We believe that we presently hold all necessary licenses and permits required to carry on with our intended activities under applicable laws and regulations, and we believe that we are complying at the present time in all material respects with the terms of such licenses and permits. However, our licenses and permits are subject to changes in regulations and in various operating circumstances. We may not be able to obtain all necessary licenses and permits required to carry out exploration activities.

         We are currently subject to the environmental regulations set forth under the Environmental Act (Quebec), the Mining Act (Quebec) and the Forest Act (Quebec). We believe that we are in compliance with all of these acts, and moreover, we believe that the environmental impact of our exploration activities will be minimal. To the extent that we remove large amounts of rock or soil from the properties, we will likely have to replace such rock or soil, and remediate any environmental disruption caused by our activities. It is impossible to assess with any certainty the cost of such replacement or remediation activities, or the potential liability that we would face if we were to be found to have violated one, or more, of these Acts.

         We also have exposure to currency fluctuations, since our properties are located in Canada, and thus our transactions are largely in Canadian dollars. Such fluctuations can materially affect our financial position and other results of operations. References to the “dollar” or “$US” in this Registration Statement are to United States Dollars, and “Canadian” or “$Cdn” refers to Canadian dollars. Unless otherwise stated, the translations of $US to $Cdn and vice versa have been made at the average rate for the year indicated.

Exchange Rates

         We conduct a significant amount of our operations in the Canadian dollar. Unless otherwise indicated, references to $ in this prospectus are to US dollars. The following table sets forth the high and low exchange rate of the Canadian dollar per US dollar as of the latest praticable date and for each of the last six months:

Period	High	Low
January 9, 2002	1.5966(1)
December 2001	1.5966	1.5610
November 2001	1.6034	1.5728
October 2001	1.5887	1.5583
September 2001	1.5785	1.5570
August 2001	1.5508	1.5272
July 2001	1.5450	1.5103

(1)	Represents the closing rate on January 9, 2002.

Management’s Discussion and Analysis of Financial Condition and
Plan of Operation

         The following discussion regarding us and our business and operations contains forward-looking statements. Such statements consist of any statement other than a recitation of historical fact, and can be identified by the use of such forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon, or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

Our Plan of Operation

         We were incorporated in April of 2000, and do not have any significant operating history or financial results. We have only recently begun our early stage exploration activities, including gathering samples from one of the properties for analysis, building an infrastructure and filing a Registration statement on Form 10-SB as well as periodic filings with the Securities and Exchange Commission. As a result, for the nine and three months ended September 30, 2001 and the period from April 24, 2000 (date of inception) to September 30, 2001, we incurred approximately $527,000, $315,000 and $1,126,000 in exploration costs and $172,000, $74,000 and $287,000 in general and administrative expenses, respectively. We incurred a net loss of approximately $700,000 or $(.05) per share based on 15,387,986 weighted average shares outstanding for the nine months ended September 30, 2001 and approximately $389,000 or $(.02) per share based on 17,000,000 weighted average shares outstanding for the three months ended September 30, 2001. We did not conduct any operations of a commercial nature during the period from April 24, 2000 (date of inception) to June 30, 2000. Through September 30, 2001 we have relied on advances of approximately $534,000 from our principal stockholders, trade payables of approximately $578,000, and proceeds of $255,000 from the sale of common stock to support our limited operations. As of September 30, 2001, we had approximately $7,000 of cash. We seek additional equity or debt financing of up to $1,500,000 which we plan to use for the second phase of our exploration program to be conducted through September 30, 2002. If we do not get sufficient financing, we may not be able to continue as a going concern and we may have to curtail or terminate our operations and liquidate our business (see Note 1 to financial statements).

         Our business plan for the next year will consist of further exploration on the properties over which we hold the mineral exploration permits as well as preliminary marketing efforts. We intend to continue retaining Prospecting Geophysics Ltd. to analyze the results of phase one of our exploration program, and during phase two, to find the extent of the kimberlite dykes that were located in phase one and gather larger mini-bulk and bulk samples. These next samples are expected to be up to 7,000 lbs. Prospecting Geophysics, Ltd. will attempt to locate additional kimberlite dykes and pipes and sample them as well. It will attempt to conduct further geochemistry tests to locate underground dykes which are not visible at the surface and magnetic surveys to trace them. Additionally, during phase two, we intend to continue to collect and analyze the transparent pink crystal fragments found on the properties covered by our permits that consists of natural corundum and which we believe contain rubies. This phase began approximately April 15, 2001 since inclement weather necessitated the suspension of exploration during the winter months.

         After consulting with Prospecting Geophysics Ltd., we estimate that it will require approximately $1,000,000 to $1,200,000 to conduct our exploration program through September 30, 2002. This amount will be used to pay for prospecting and geological mapping, helicopter and airplane support, lodging and food for workers, pick-up truck rentals, house rental in George River, assays, property taxes to the Quebec Department of Natural Resources and supervision, including a salary payable to Mr. Peter Ferderber of $500 per day, plus out of pocket expenses, for days he attends the site. We plan to raise a minimum of $1,500,000 through one or more private offerings pursuant to Rule 506 or Regulation D or through an offshore offering pursuant to Regulation S; however, nothing in this prospectus shall constitute an offer of any securities for sale and such shares when sold will not have been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. If we are unable to raise this amount, we will most likely cease all activity related to our exploration program, or at the very least, proceed on a reduced scale. We have to date relied on a small number of investors to provide us with financing for the commencement of our exploration program, including TVP Capital Corp., a principal stockholder. Amounts owed to these individuals are payable upon demand.

         We do not expect to make any direct expenditures to purchase any equipment as all equipment necessary will be provided by Prospecting Geophysics Ltd. pursuant to the Prospecting and Survey

Agreement dated November 14, 2000. However, we will reimburse Prospecting Geophysics, Ltd. for all of its out of pocket expenses including equipment rental.

         We now employ two individuals on a part time basis, both of whom are executive officers. We do not expect any significant changes in the number of employees within the next twelve months.

Description of Property

         Please refer to Appendix A to this prospectus at page 27, which contains a map of our permit locations.

         We do not own real property, nor do we hold any lease or other real property interest other than the exploration permits which we discuss above under the caption “Description of Business.” As noted above, we have engaged Prospecting Geophysics Ltd. as our on-site project manager for our exploration activities.

         In compliance with Guide 7 of Industry Guides under the Securities Act of 1933 and the Securities Exchange Act of 1934, the following information is provided, since we are engaged or to be engaged in significant mining operations:

(1) The permits were acquired in the Acquisition Agreement cover 469.05 square kilometers of properties in northwest Quebec, Canada, on the eastern shore of Ungava Bay. With the exception of the five (5) month period from November to March in which there is inclement weather in the area surrounding the properties, there is nothing preventing access to the properties. However, hazardous weather conditions could prevent us from accessing the properties in other months as well. The properties are only accessible by air via a helicopter or by boat. There are no roads that permit direct access to the properties.

(2) Pursuant to the an agreement between us and Peter Ferderber, Peter Ferderber has transferred to us six (6) permits for the properties. The properties covered by the permits are indicated on the map presented in Appendix A by the areas marked D.D.I. Further, pursuant to the Acquisition Agreement, in consideration for the permits, we have issued 1,000,000 shares of our common stock to Mr. Ferderber and has paid him $25,000 Canadian, and at Mr. Ferderber’s request, $35,000 Canadian to Stanley G. Hawkins. We have obtained the opinion of Lavery, de Billy, Barristers and Solicitors of Montreal, Canada dated July 10, 2000, that Mr. Ferderber was the record owner of the permits under the Mining Act of Quebec and that the permits were in good standing as of June 21, 2000.

(3) To our knowledge, Messrs. Ferderber and Hawkins staked the 469.05 square kilometer property in the Torngat fields in northwest Quebec, Canada, on the eastern shore of Ungava Bay in 1999, and there were no previous owners, operators, or operations on the property.

(4) Although there can be no assurance of successful diamond development, initial progress reports of the property have indicated that there are micro diamonds on the property. A 24.65 kilogram sample taken from the property, has yielded two diamonds weighing 0.015 carats and a 30.22 kilogram sample has yielded eight diamonds weighing 0.001 carats.

         Geology

         The Torngat Property, where the properties for which we have mineral permits are located, lies within the Torngat mountain province. The crust in the province is thickened because two continental plates were pushed, more than a billion years ago, one on top of the other. The predominant rock type on the properties are the Tasiuyak Gneiss, a northwest trending belt of gneisses rock. The gneisses are considered to be altered sedimentary rocks.

         The rocks of the Torngat mountain province strike northwest-southeast within the Torngat property. Cross-cutting the gneisses, there are a number of kimberlite dykes. The individual dykes are dark green and generally coarse grained across most of their width.

         The properties are in a location over an early Precambrian bedrock segments which is bedrock dating back to the earliest era of geological history, called an “Archon.” An Archon is an immobile segment of the earth’s crust exceeding 1.5 billion years in age. Kimberlite, a form of igneous rock, is widely regarded as the main source for diamonds, and is reported from postulated Archon called the “Baltic Shield.” Only in the past decade have diamond explorers recognized that these Baltic Shield rocks are potentially viable for diamonds.

         The property is without known reserves and our proposed program is exploratory in nature. Exploration for diamonds on the properties began because the formation and layout of the rocks on the properties indicated that some of the rocks had been pushed up through the earth’s crust. This is initially identified by geologists from the age and shape of the rocks. When these different or unexpected rock formations appear, geologist then consider the area surrounding these rocks as strong targets for exploration for diamonds. This is because, geologists believe, as the rocks are pushing up through the earth’s surface from great depths, the rocks travel through diamond fields located below the earth’s surface and therefore rocks containing diamonds are forced to the surface.

         Rocks containing these characteristics were identified on the properties covered by our mineral permits. Once these rocks were identified, we then conducted a magnetometer survey. The magnetometer is a small electronic device used by geologists to survey the land for areas of high magnetism. This can be used in the air or on the ground. This test is conducted because, when the rocks are being pushed through the earth’s surface (as described above), in addition to bringing rocks containing diamonds, iron from below the Earth’s surface is also forced to the surface. The magnetometer reads the surface of the Earth for any magnetism created by the iron upon the belief that if a particular property contains a high concentration of iron that was forced up from below the earth’s surface, the property may also contain diamonds that have been similarly forced up to the surface.

         An airborne magnetometer survey was conducted over the properties for which we have mineral permits, and six (6) magnetic dykes were discovered. This indicated to us that these properties were potentially a source for diamonds. In addition, samples of rock taken from the properties have yielded small diamonds.

         We have hired Prospecting Geophysics Ltd. to conduct these exploration procedures. Mr. Peter Ferderber is the President of Prospecting Geophysics Ltd. Mr. Ferderber has over forty years of experience in mining exploration. Prospecting Geophysics Ltd. plans to conduct the exploration of the property which is expected to last for the next two years. The first phase involved identifying areas on the property from which to take samples and gathering small samples from the properties for analysis. This analysis to date has demonstrated the presence of 10 micro diamonds in two samples taken. The second phase involves determining the extent of any kimberlite dykes that were located in phase one and to gather mini-bulk and bulk samples. This will enable us to determine if there are larger and more marketable diamonds on the properties. The second phase began in April of 2001. The samples collected during phase two are currently being analyzed and we expect to receive results by the end of December 2001. The following is a breakdown of the estimated budget for particular aspects of our exploration activities:

Prospecting and geological mapping	$190,000.00

Helicopter support	225,000.00

Lodging and food	110,000.00

Airplane support	100,000.00

Mobilization and Demobilization	60,000.00

Fuel for helicopter, airplane and camps	40,000.00

Fuel transport by boat	8,000.00

Pick-up truck rental	15,000.00

Testing samples for Diamonds	150,000.00

Property Taxes (Quebec Dept. of Natural Resources)	60,000.00

Supervision	60,000.00

(5) In the Quebec sector of the Torngat belt, roughly fifteen dykes have been mapped. These dykes occupy fractures oriented at an approximately right angle to the country rocks, suggesting tensions opened up by later scale folding. Two of these dykes on an adjacent property have been sampled, confirming the presence of diamonds. However, to date, no proven reserves have been established and there can be no assurance that any such reserves will ever exist.

Certain Relationships and Related Transactions.

         Teodosio Pangia, our president, director and CEO, is the sole principal of TVP Capital Corp, a Delaware corporation which owns 3,475,000 shares or 20.44% of our shares of common stock and beneficially owns and/or controls, either directly or indirectly, six companies, Altea Investments, Ltd., Gata Investments, Ltd., Baychester Investments, Ltd., Bekeman Investments, Ltd., Aester Investments Holdings Limited and S D Investments, Ltd., which in the aggregate hold 4,950,000 shares or 29.12% of our shares of common stock.

         We have entered into an Acquisition Agreement dated September 12, 2000 with Mr. Ferderber, Mr. Hawkins and Tandem Resources Ltd. The Acquisition Agreement provides for us to purchase certain mineral exploration permits from Messrs. Ferderber and Hawkins. Such permits cover 469.05 square kilometers in the Torngat fields in northwest Quebec, Canada, on the eastern shore of Ungava Bay. As consideration for the acquisition of these permits, we have issued 1,000,000 shares of our common stock to each of Messrs. Ferderber and Hawkins and have paid $35,000 Canadian to Mr. Hawkins and $25,000 Canadian to Mr. Ferderber.

         In addition, the Acquisition Agreement further provides for an option to Tandem Resources Ltd., to purchase 40% of the properties covered by the permits conditioned on (i) the Company expending $5,000,000 Canadian on exploration of the properties; (ii) Tandem paying us $2,000,000 Canadian and (iii) Tandem entering into a joint venture agreement with us to operate the properties within 60 days of our demonstrating expenditure of $5,000,000 Canadian on exploration of the properties. In addition, we will have twenty-one (21) days from the date we notify Tandem that we have expended $5,000,000 Canadian on exploration of the properties, to negotiate a financing agreement with Tandem to provide Tandem with the $2,000,000 Canadian required to exercise the option. Should no agreement be reached in the twenty-one (21) day period, our right to provide this financing shall expire. Also, upon the closing of the acquisition, we assigned to Messrs. Ferderber and Hawkins a one (1%) percent interest in the Net Smelter Returns of the properties, half of which is payable over the first $50,000,000 Canadian in revenues from the properties. This interest in the Net Smelter Returns terminates once Ferderber and Hawkins have received, in the aggregate, $10,000,000 Canadian.

         In connection with the Acquisition Agreement, Mr. Ferderber has executed an agreement with us as of June 20, 2000 which transfers mineral rights over all of the properties to us.

         We have entered into a Prospecting and Survey Agreement with Prospecting Geophysics Ltd. dated November 20, 2000, whereby Prospecting Geophysics Ltd. will act as the project manager for the Company’s mineral exploration operations. Peter Ferderber is the President of Prospecting Geophysics Ltd. Under the agreement, we are to pay for Mr. Ferderber’s services at a rate of $500 per day, on days that he personally attends the properties, in addition to reimbursing all expenses incurred by Prospecting Geophysics on behalf of the Company. Mr. Ferderber anticipates attending the properties approximately five to seven days every month. Prospecting Geophysics is required under the agreement to conduct prospecting and surveying activities on our behalf. The agreement has a term of eighteen (18) months with automatic renewal unless either party gives 30 days’ notice of its intent to terminate.

         We believe that the terms of the above transactions are on terms at least as favorable to us as could have been obtained from arms-length negotiations with unrelated third parties.

Market for Common Equity and Related Stockholder Matters

         We eventually plan to list our securities for trading on the OTC Bulletin Board or in the over-the-counter market “pink sheets,” but no application for trading has been prepared as of the date of this prospectus. To date, there has been no trading market for our securities.

         All of our 17,000,000 issued and outstanding shares of common stock are currently considered “restricted securities” and in the future, may be sold only in compliance with Rule 144 or in an exempt transaction under the Act unless registered under the Act.

         As of January 11, 2002, the number of holders of record of common stock, was twenty-two (22).

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business. Thereafter, the declaration of dividends will be determined by the Board of Directors in light of conditions then existing, including, without limitation, our financial condition, capital requirements and business condition.

         We are prohibited from paying cash dividends on the common stock until any issued and outstanding preferred stock is converted into common stock.

Executive Compensation

         We have not entered into employment agreements with any of our officers or directors.

         Mr. Pangia and Mr. Franzone, our executive officers, have not yet received any annual salary compensation for their services. However, the executive officers will likely receive an annual salary or other compensation in the future.

         We have issued 3,475,000 shares of common stock, at $.001 per share, to TVP Capital Corp., of which Mr. Pangia is the sole shareholder. We have also issued 275,000 shares of common stock, at $.001 per share, to Mr. Franzone. All of the shares issued to TVP Capital Corp. and Mr. Franzone are considered “restricted securities” and, in the future, may be sold only in compliance with Rule 144 or in an exempt transaction under the Securities Act of 1933, unless registered under such Act. These shares, however, were issued as founders’ shares at par value, and so have not been recorded as compensation.

Changes in and Disagreements With Accountants on Accounting and
Financial Disclosure

         We have not had any disagreements with our accountants since the date of our formation in April, 2000.

Where You Can Find More Information

         We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

         You can read our SEC filings, including the registration statement, over the Internet at the SEC’s Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400 and 500 West Madison Street, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

APPENDIX A

FINANCIAL STATEMENTS

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

INDEX TO FINANCIAL STATEMENTS

PAGE

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS	F-1

BALANCE SHEET DECEMBER 31, 2000	F-2

STATEMENT OF OPERATIONS PERIOD FROM APRIL 24, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000	F-3

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY PERIOD FROM APRIL 24, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000	F-4

STATEMENT OF CASH FLOWS PERIOD FROM APRIL 24, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000	F-5

NOTES TO FINANCIAL STATEMENTS	F-6 - F-10

CONDENSED BALANCE SHEET SEPTEMBER 30, 2001 (UNAUDITED)	F-11

CONDENSED STATEMENTS OF OPERATIONS NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIODS FROM APRIL 24, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000 AND 2001 (UNAUDITED)	F-12

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIODS FROM APRIL 24, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000 AND 2001 (UNAUDITED)	F-13

CONDENSED STATEMENTS OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIODS FROM APRIL 24, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000 AND 2001 (UNAUDITED)	F-14

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)	F-15 - F-17

* * *

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Diamond Discoveries International Corp.

We have audited the accompanying balance sheet of DIAMOND DISCOVERIES INTERNATIONAL CORP. (An Exploration Stage Company) as of December 31, 2000, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from April 24, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Discoveries International Corp. as of December 31, 2000, and its results of operations and cash flows for the period from April 24, 2000 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 1 to the financial statements, the Company had not generated any revenues from its operations, and it had working capital and stockholders’ deficiencies, as of December 31, 2000. Such matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

J.H. Cohn LLP

Roseland, New Jersey
March 20, 2001

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

BALANCE SHEET
DECEMBER 31, 2000

ASSETS

Current assets:

Cash	$16,024

Accrued interest	13,800

Total	$29,824

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Liabilities:

Accounts payable	$388,069

Advances from stockholders	271,771

Total liabilities	659,840

Stockholders’ deficiency:

Preferred stock, par value $.001 per share; 20,000,000 shares authorized; none issued	—

Common stock, par value $.001 per share; 80,000,000 shares authorized; 17,000,000 shares issued and outstanding	17,000

Additional paid-in capital	291,600

Stock subscription receivable	(225,000)

Deficit accumulated during the exploration stage	(713,616)

Total stockholders’ deficiency	(630,016)

Total	$29,824

See Notes to Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

STATEMENT OF OPERATIONS
PERIOD FROM APRIL 24, 2000 (DATE OF INCEPTION)
TO DECEMBER 31, 2000

Revenues	$—

Operating expenses:

Exploration costs — Prospecting Geophysics Ltd.	598,532

General and administrative expenses	115,084

Total	713,616

Net loss	$(713,616)

Basic net loss per common share	$(.05)

Basic weighted average common shares outstanding	14,840,637

See Notes to Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
PERIOD FROM APRIL 24, 2000 (DATE OF INCEPTION)
TO DECEMBER 31, 2000

							Deficit
							Accumulated
	Preferred Stock		Common Stock		Additional	Stock	During the
					Paid-in	Subscription	Exploration
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Total

Issuance of shares to founders effective as of April 24, 2000	—	$—	4,850,000	$4,850				$4,850

Issuance of shares as payment for legal services			150,000	150	$3,600			3,750

Issuance of shares in connection with acquisition of mineral permits			2,000,000	2,000	48,000			50,000

Subscription for purchase of 10,000,000 shares			10,000,000	10,000	240,000	$(225,000)		25,000

Net loss							$(713,616)	(713,616)

Balance, December 31, 2000	—	$—	17,000,000	$17,000	$291,600	$(225,000)	$(713,616)	$(630,016)

See Notes to Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS
PERIOD FROM APRIL 24, 2000 (DATE OF INCEPTION)
TO DECEMBER 31, 2000

Operating activities:

Net loss	$(713,616)

Adjustments to reconcile net loss to net cash used in operating activities:

Costs of services paid through issuance of common stock	3,750

Cost of mineral permits paid through the issuance of common stock	50,000

Changes in operating liabilities:

Accounts payable	388,069

Accrued interest	(13,800)

Net cash used in operating activities	(285,597)

Financing activities:

Advances from stockholders	271,771

Proceeds from sale of common stock	29,850

Net cash provided by financing activities	301,621

Net increase in cash	16,024

Cash, beginning of period	—

Cash, end of period	$16,024

         See Notes to Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Business and basis of presentation:

Diamond Discoveries International Corp. (the “Company”) was incorporated in the State of Delaware on April 24, 2000. The Company plans to engage in activities related to the exploration for mineral resources in Canada. It plans to conduct exploration and related activities through contracts with third parties.

As further explained in Note 3, the Company acquired its mineral permits for 469.05 square kilometers in the “Torngat Fields” located in the Province of Quebec, Canada. The Company intends to perform exploration activities on the properties covered by the permits from early stage exploration through completion of the exploration phase. Prior to any further exploration decisions, a mineral deposit must be appropriately assessed. Gathering this data usually takes at least two years. Once the appropriate data has been gathered, management will determine whether and how to proceed. The Company recently discovered tiny diamonds in samples taken from the property and has contracted with Prospecting Geophysics Ltd. (“PGL”) to conduct surveys and exploration at the property to begin to enable it to determine whether it can extract and produce diamonds from this kimberlite (see Note 3).

Other than contracting with PGL to conduct exploration and gather data on its behalf, the Company had not conducted any operations or generated any revenues as of December 31, 2000. Accordingly, it is considered an “exploration stage company” for accounting purposes. The Company’s year-end will be December 31st.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. However, in addition to not generating any revenues, the Company had a working capital and a stockholders’ deficiency of $630,016 as of December 31, 2000. Management believes that the Company will not generate any revenues during the two year period subsequent to December 31, 2000 in which it will be gathering and evaluating data related to the permits for the Torngat Fields. Management also believes that the Company will need total additional financing of approximately $1,200,000 to continue to operate as planned during the twelve month period subsequent to December 31, 2000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to obtain such financing through private offerings of debt and equity securities. As of December 31, 2000, the Company had subscriptions receivable of $225,000 for the purchase of shares of the Company’s common stock (see Note 7). However management cannot assure that the Company will be able to obtain any or all of the additional financing it will need to continue to operate through at least December 31, 2001 or that, ultimately, it will be able to generate any profitable commercial mining operations. If the Company is unable to obtain the required financing, it may have to curtail or terminate its operations and liquidate its remaining assets and liabilities.

The accompanying financial statements do not include any adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Mining costs:

Exploration and evaluation costs are expensed as incurred. Management’s decision to develop or mine a property will be based on an assessment of the viability of the property and the availability of financing. The Company will capitalize mining exploration and other related costs attributable to reserves in the event that a definitive feasibility study establishes proven and probable reserves. Capitalized mining costs will be expensed using the unit of production method and will also be subject to an impairment assessment.

Concentrations of credit risk:

The Company maintains its cash in bank deposit accounts, the balances of which, at times, may exceed Federal insurance limits. Exposure to credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings.

Impairment of long-lived assets:

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”). Under SFAS 121, impairment losses on long-lived assets, such as mining claims, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

Income taxes:

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (concluded):

Net earnings (loss) per share:

The Company presents “basic” earnings (loss) per share and, if applicable, “diluted” earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during the period from April 24, 2000 (date of inception) to December 31, 2000.

Recent accounting pronouncements:

The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of December 31, 2000 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company’s financial accounting measurements or disclosures had they been in effect during the period from April 24, 2000 to December 31, 2000, and it does not believe that any of those pronouncements will have any significant impact on the Company’s financial statements at the time they become effective.

Note 3 — Permits:

Pursuant to an agreement consummated on September 12, 2000, the Company acquired certain permits in the Torngat Fields from Peter Ferderber and S. G. Hawkins, who are key consultants and advisors to the Company, for total consideration of $90,540, of which $40,540 ($60,000 Canadian) represents the amount paid in cash and $50,000 represents the fair value of a total of 2,000,000 shares of the Company’s common stock issued to Messrs. Ferderber and Hawkins. The exchange of shares for the permits was a noncash transaction that is not reflected in the accompanying statement of cash flows.

In connection with the acquisition of these permits, the Company assigned to the sellers a 1% interest in the “net smelter returns” of the property, one-half of which is payable over the first $50,000,000 (Canadian) of revenues produced from the property. Such interest would terminate once the sellers receive a total of $10,000,000 (Canadian) based on such interest. Net smelter returns are determined by the net amount received from the sale to a smelter or other buyer of ore, ore concentrates or other products produced from the property.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3 — Permits (concluded):

Mr. Hawkins owns Tandem Resources, Ltd. (“Tandem”). As part of the agreement for the purchase of the permits, the Company granted Tandem an option to purchase a 40% interest in a joint venture that would be formed between the Company and Tandem to conduct operations related to the properties covered by the permits at such time as the Company has incurred expenditures related to such operations totaling $5,000,000 (Canadian). The exercise price for the option will be $2,000,000 (Canadian). Mr. Ferderber also is the president of PGL (see Note 1). The Company has agreed to pay Mr. Ferderber $500 per day for his services, plus out of pocket expenses, during the 18 month period subsequent to November 20, 2000, but only for the days on which he performs services at the Company’s site.

Note 4 — Advances from stockholders:

Advances from stockholders of $271,771 at December 31, 2000 were noninterest bearing and due on demand.

Although management does not believe that there is a practical method that can be used to specifically determine the fair value of the advances from stockholders because of the relationship of the Company and its stockholders, it believes that the advances will be repaid on a short-term basis and, accordingly, the carrying value of the advances approximated fair value as of December 31, 2000.

Note 5 — Preferred stock:

As of December 31, 2000, the Company was authorized to issue up to 20,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock may be issued in one or more series with dividend rates, conversion rights, voting rights and other terms and preferences to be determined by the Company’s Board of Directors, subject to certain limitations set forth in the Company’s Articles of Incorporation. No shares of preferred stock had been issued by the Company as of December 31, 2000.

Note 6 — Common stock issued for services:

During the period from April 24, 2000 to December 31, 2000, the Company issued 150,000 shares of common stock as payment for legal services. Accordingly, general and administrative expenses in the accompanying statement of operations and common stock and additional paid-in capital in the accompanying statement of stockholders’ deficiency were increased to reflect the estimated fair value of the shares of $3,750.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 7 — Stock subscription receivable:

On May 20, 2000, the Company completed the sale of 10,000,000 shares of common stock for $250,000, or $.025 per share, through a private placement intended to be exempt from registration under the Securities Act of 1933. The buyer paid $25,000 in cash and the balance through the issuance of a 10% promissory note in the principal amount of $225,000. Although the note has a stated due date of May 20, 2001, it is subject to payment at any time prior thereto upon demand by the Company. The exchange of shares for a note receivable was a noncash transaction that is not reflected in the accompanying statement of cash flows. In addition, the note receivable is reflected as a separate component of stockholders’ deficiency in the accompanying balance sheet.

Note 8 — Income taxes:

As of December 31, 2000, the Company had net operating loss carryforwards of approximately $714,000 available to reduce future Federal taxable income which will expire in 2020. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $286,000 from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2000 and did not recognize a credit for Federal income taxes for the period from April 24, 2000 (date of inception) to December 31, 2000.

* * *

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

CONDENSED BALANCE SHEET
SEPTEMBER 30, 2001
(Unaudited)

ASSETS

Current assets — cash	$7,177

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Liabilities:

Accounts payable	$577,634

Advances from stockholders	534,220

Total liabilities	1,111,854

Stockholders’ deficiency:

Preferred stock, par value $.001 per share; 20,000,000 shares authorized; none issued	—

Common stock, par value $.001 per share; 80,000,000 shares authorized; 17,000,000 shares issued	17,000

Additional paid-in capital	291,600

Deficit accumulated during the exploration stage	(1,413,277)

Total stockholders’ deficiency	(1,104,677)

Total	$7,177

See Notes to Condensed Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIODS FROM
APRIL 24, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000 AND 2001
(Unaudited)

			Period
	Nine	Three	From
	Months	Months	April 24,
	Ended	Ended	2000 to
	September	September	September
	30, 2001	30, 2001	30, 2000	Cumulative

Revenues	$—	$—	$—	$—

Operating expenses:

Exploration costs — Prospecting Geophysics Ltd.	527,434	314,812	185,967	1,125,966

General and administrative expenses	172,227	74,075	128,771	287,311

Totals	699,661	388,887	314,738	1,413,277

Net loss	$(699,661)	$(388,887)	$(314,738)	$(1,413,277)

Basic net loss per share	$(.05)	$(.02)	$(.02)	$(.13)

Basic weighted average common shares outstanding	15,387,986	17,000,000	13,591,195	11,247,199

See Notes to Condensed Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIOD FROM APRIL 24, 2000

(DATE OF INCEPTION) TO SEPTEMBER 30, 2001
(Unaudited)

						Deficit
						Accumulated
	Preferred Stock		Common Stock		Additional	During the	Subscriptions Receivable
					Paid-In	Exploration
	Shares	Amount	Shares	Amount	Capital	Stage	Shares	Amount	Total

Issuance of shares to founders effective as of April 24, 2000	—	$—	4,850,000	$4,850					$4,850

Issuance of shares as payment for legal services			150,000	150	$3,600				3,750

Issuance of shares in connection with acquisition of mineral permits			2,000,000	2,000	48,000				50,000

Subscription for purchase of 10,000,000 shares			10,000,000	10,000	240,000		10,000,000	$(250,000)

Proceeds from issuance of common stock							(1,000,000)	25,000	25,000

Net loss						$(713,616)			(713,616)

Balance, December 31, 2000	—	—	17,000,000	17,000	291,600	(713,616)	9,000,000	(225,000)	(630,016)

Proceeds from issuance of common stock							(9,000,000)	225,000	225,000

Net loss						(699,661)			(699,661)

Balance, September 30, 2001	—	$—	17,000,000	$17,000	$291,600	$(1,413,277)	—	$—	$(1,104,677)

See Notes to Condensed Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIODS FROM
APRIL 24, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000 AND 2001
(Unaudited)

		Period
	Nine	From
	Months	April 24,
	Ended	2000 to
	September	September
	30, 2001	30, 2000	Cumulative

Operating activities:

Net loss	$(699,661)	$(314,738)	$(1,413,277)

Adjustments to reconcile net loss to net cash used in operating activities:

Costs of services paid through issuance of common stock		3,750	3,750

Cost of mineral permits paid through the issuance of common stock		50,000	50,000

Changes in operating assets and liabilities:

Accounts payable	189,565	55,000	577,634

Accrued interest	13,800

Net cash used in operating activities	(496,296)	(205,988)	(781,893)

Financing activities:

Advances from stockholders, net	262,449	197,987	534,220

Proceeds from issuance of common stock	225,000	29,850	254,850

Net cash provided by financing activities	487,449	227,837	789,070

Net increase (decrease) in cash	(8,847)	21,849	7,177

Cash, beginning of period	16,024	—	—

Cash, end of period	$7,177	$21,849	$7,177

See Notes to Condensed Financial Statements.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Business and basis of presentation:

Diamond Discoveries International Corp. (the “Company”) was incorporated in the State of Delaware on April 24, 2000. The Company plans to engage in activities related to the exploration for mineral resources in Canada. It plans to conduct exploration and related activities through contracts with third parties.

In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of September 30, 2001, and its results of operations for the nine and three months ended September 30, 2001 and the periods from April 24, 2000 (date of inception) to September 30, 2000 and 2001, its changes in stockholders’ deficiency for the nine months ended September 30, 2001 and the period from April 24, 2000 to September 30, 2001 and its cash flows for the nine months ended September 30, 2001 and the periods from April 24, 2000 to September 30, 2000 and 2001. The Company did not conduct any operations of a commercial nature during the period from April 24, 2000 to June 30, 2000 and, accordingly, a separate condensed statement of operations for the three months ended September 30, 2000 has not been presented. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed in or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2000 and for the period from April 24, 2000 to December 31, 2000 and the notes thereto (the “Audited Financial Statements”) and the other information included in the Company’s Annual Report on Form 10-KSB (the “Form 10-KSB”) for the period from April 24, 2000 to December 31, 2000 that was previously filed with the SEC.

The results of operations for the nine and three months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year ending December 31, 2001.

As further explained in Note 3 in the Audited Financial Statements, the Company acquired its mineral permits for 469.05 square kilometers in the “Torngat Fields” located in the Province of Quebec, Canada. The Company intends to explore the properties covered by the permits from early stage exploration through completion of the exploration phase. Prior to any further exploration decisions, a mineral deposit must be appropriately assessed. Gathering this data usually takes at least two years. Once the appropriate data has been gathered, management will determine whether and how to proceed. The Company recently discovered tiny diamonds in samples taken from the property and has contracted with Prospecting Geophysics Ltd. (“PGL”) to conduct surveys and exploration at the property to begin to enable it to determine whether it can extract and produce diamonds from this kimberlite (see Note 3 in the Audited Financial Statements).

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Business and basis of presentation (concluded):

Other than contracting with PGL to conduct exploration and gather data on its behalf, the Company had not conducted any operations or generated any revenues as of September 30, 2001. Accordingly, it is considered an “exploration stage company” for accounting purposes.

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. However, in addition to not generating any revenues, the Company had a working capital and a stockholders’ deficiency of $1,104,677 as of September 30, 2001. Management believes that the Company will not generate any revenues during the twelve month period subsequent to September 30, 2001 in which it will be gathering and evaluating data related to the permits for the Torngat Fields. Management also believes that the Company will need total additional financing of approximately $800,000 to continue to operate as planned during the twelve month period subsequent to September 30, 2001. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to obtain such financing through private offerings of debt and equity securities. Management cannot assure that the Company will be able to obtain any or all of the additional financing it will need to continue to operate through at least September 30, 2002 or that, ultimately, it will be able to generate any profitable commercial mining operations. If the Company is unable to obtain the required financing, it may have to curtail or terminate its operations and liquidate its remaining assets and liabilities.

The accompanying condensed financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

Note 2 — Net earnings (loss) per share:

The Company presents “basic” earnings (loss) per share and, if applicable, “diluted” earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during the period from April 24, 2000 (date of inception) to September 30, 2001.

DIAMOND DISCOVERIES INTERNATIONAL CORP.
(An Exploration Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 3 — Advances from stockholders:

Advances from stockholders of $534,220 at September 30, 2001 were noninterest bearing and due on demand.

Note 4 — Subscription receivable:

On May 20, 2000, the Company completed the sale of 10,000,000 shares of common stock for $250,000, or $.025 per share, through a private placement intended to be exempt from registration under the Securities Act of 1933. The buyer paid $25,000 in cash and the balance through the issuance of a 10% promissory note in the principal amount of $225,000 which was paid during the nine months ended September 30, 2001.

Note 5 — Income taxes:

As of September 30, 2001, the Company had net operating loss carryforwards of approximately $1,413,000 available to reduce future Federal taxable income which will expire in 2020 and 2021. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets of approximately $565,000 attributable to the potential benefits from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of September 30, 2001.

The Company had also offset the potential benefits from net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2000. As a result of the increases in the valuation allowance of $279,000 in the nine months ended September 30, 2001, $155,000 in the three months ended September 30, 2001, $126,000 in the period from April 24, 2000 to September 30, 2000 and $565,000 in the period from April 24, 2000 to September 30, 2001, the Company did not recognize any credits for income taxes in the accompanying condensed statements of operations to offset its pre-tax losses in any of those periods.

* * *

PART II

ITEM 24. Indemnification of Directors and Officers

         The Delaware General Corporation Law (“DGCL”) in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if a person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have no reasonable cause to believe that the person’s conduct was unlawful. The DGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for liability under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing fee of SEC	$127.50

Accounting fees and expenses	$10,000

Legal fees and expenses	$30,000

Printing and engraving expenses	$10,000.00

Transfer Agent’s fees	$5,000.00

Miscellaneous	$1,000

Total	$56,127.5

*	To be filed by amendment

Item 26. Recent Sales of Unregistered Securities

         The following paragraphs set forth certain information with respect to all securities sold by us within the last three years without registration under the Act. The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

         On May 1, 2000, the Company sold 4,850,000 shares of its common stock for $.001 per share to the following persons in the amount indicated opposite each person’s name:

TVP Capital Corp.	3,475,000

Tom Franzone	275,000

Vasilik Kalantzakos	100,000

Tunku Mudzaffar Bin Tunku Mustapha	250,000

Romeo Dibatista Sr.	250,000

JJAB, LLC	500,000

         These shares were sold pursuant to Section 4(2) of the Act and were not issued in connection with any public offering. Teodosio V. Pangia is the sole shareholder of TVP Capital Corp. Tom Franzone is our Secretary and principal accounting officer. We issued 150,000 shares of common stock to Bondy & Schloss LLP, as payment for legal services valued at $3,750. Bondy & Schloss LLP is legal counsel to the Company.

         On May 20, 2000, pursuant to a private offering, we issued 10,000,000 shares of our common stock to Mr. Louis Lilling for $250,000. Mr. Lilling paid $25,000 of the purchase price of these shares in cash and the remainder in the form of a promissory note payable by November 20, 2000. These shares were issued pursuant to Rule 504 of Regulation D of the Securities Act and were not issued in connection with any public offering. There was no underwriting commissions in connection with the private offering. The promissory note was extended for six months until May 20, 2001 and was extended for an additional six months thereafter. Mr. Lilling has paid the full amount of the outstanding principal and interest on the promissory note.

         Pursuant to the Acquisition Agreement dated September 12, 2000, we issued 1,000,000 shares of our common stock to each of Messrs. Ferderber and Hawkins in consideration for the acquisition of the exploration permits referred to in “Description of Business,” above. These shares were sold pursuant to Section 4(2) of the Act and were not issued in connection with any public offering.

Item 27. Exhibits

Exhibit
Number	Description of Document

3.1	Articles of Incorporation as filed on April 24, 2000(1)

Exhibit
Number	Description of Document

3.2	Bylaws of Diamond Discoveries International Corp.(1)

5.1	Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.

10.1	Acquisition Agreement dated September 12, 2000 between the Company and Peter Ferderber, Stanley Hawkins and Tandem Resources Ltd.(2)

10.2	Prospecting and Survey Agreement between Prospecting Geophysics Ltd and the Company dated August 14, 2000.(1)

10.3	Transfer of Mining Rights between Peter Ferderber and the Company dated June 20, 2000.(1)

10.4	Option Agreement between Diamond Discoveries International Corp. and Tandem Resources Ltd. dated September 12, 2000.(2)

10.5	Revised Prospecting and Survey Agreement between Prospecting Geophysics Ltd. and the Company dated November 20, 2000.(2)

23.1	Consent of Bondy & Schloss LLP (Included in Exhibit 5.1)

23.2	Consent of J.H. Cohn LLP.

99.1	Title opinion of Lavery, de Billy on the Mining Exploration Permits.(1)

(1)	Previously filed on September 21, 2000 as part of the Company’s Registration Statement on Form 10-SB, File No. 0-31585.

(2)	Previously filed on December 1, 2000 as part of the Company’s Amended Registration Statement on Form 10-SB, File No. 0-31585.

ITEM 28. Undertakings

(a)  The undersigned Registrant hereby undertakes to:

         (1)  File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

(i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any additional changed material information on the plan of distribution.

         (2)  For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

         (3)  File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

         (4)  Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Teodosio V. Pangia his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of January, 2002.

Signature	Title

/s/ Teodosio V. Pangia Teodosio V. Pangia	President, Chief Executive Officer and Chairman of the Board of Directors

/s/ Thomas Franzone Thomas Franzone	Secretary, Director and Principal Accounting Officer

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on January 16, 2002.

DIAMOND DISCOVERIES INTERNATIONAL CORP.

Signature	Title

/s/ Teodosio V. Pangia Teodosio V. Pangia	President, Chief Executive Officer and Chairman of the Board of Directors

/s/ Thomas Franzone Thomas Franzone	Secretary, Director and Principal Accounting Officer